Mail Stop 6010

      September 20, 2005




Mr. Sterling Du
Chief Executive Officer
02 Micro International Limited
Grand Pavilion Commercial Centre
West Bay Road
P.O. Box 32331 SMB,
George Town, Grand Cayman
Cayman Islands

	Re:	02 Micro International Limited
		Form 20-F for the Year Ended December 31, 2004
		File No.  000-30910

Dear Mr. Du:

	We have completed our review of your Form 20-F and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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